CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of Chanticleer Holdings, Inc. on Form S-1 of our audit report dated April 1, 2011, which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to our Firm under the caption "Experts" in the Prospectus.

/s/ Creason & Associates, P.L.L.C.

Tulsa, Oklahoma
December 2, 2011